EARNINGS PER SHARE COMPUTATIONS:
    MODIFIED TREASURY STOCK METHOD:
    THREE MONTHS ENDED MARCH 31,1997

Total exercise proceeds                                   9,701,420

Period - end outstanding shares                           5,304,356

20% of period - end outstanding shares                    1,060,871
                                                        x
Average share price during period                             $3.57

Proceeds used to purchase shares                          3,787,309

Remaining proceeds                                        5,914,111

Proceeds used to retire average debt                     10,451,669

Remaining proceeds to be invested                        (4,537,558)

Adjusted Income (Loss):
  Net income(loss)                                       (2,461,504)
  Dividends and accretion to preferred stock               (212,954)

Adjusted Income (Loss)                                   (2,674,458)

Interest expense on retired debt        (10.25%)            267,824
Interest income on proceeds invested    (2.5%)                    0
Tax effect of interest adjustments      (40%)              (107,130)

Net income (loss) for E.P.S. purposes                     (2,513,764)

Shares:
  Weighted average shares outstanding                     4,442,241
  Weighted average equivalent shares outstanding          5,114,863
  20% of period - end outstanding shares                  1,060,871

Total shares for E.P.S. purposes                          8,496,233

Net income (loss) per share                                  ($0.30)
                                                             =======
Maximum income (minimum loss) per share:
  Adjusted Income (Loss)                                 (2,674,458)
                                                 divide by
  Weighted average shares outstanding                     4,442,241

Net income (loss) per share                                  ($0.60)
                                                              =====

    EARNINGS PER SHARE COMPUTATIONS:
    MODIFIED TREASURY STOCK METHOD:
    NINE MONTHS ENDED MARCH 31,1997

Total exercise proceeds                                   29,801,422

Period - end outstanding shares                            5,304,356

20% of period - end outstanding shares                     1,060,871
                                                        x
Average share price during period                              $4.51

Proceeds used to purchase shares                           4,784,528

Remaining proceeds                                        25,016,894

Proceeds used to retire average debt                       9,693,469

Remaining proceeds to be invested                         15,323,425

Adjusted Income (Loss):
  Net income(loss)                                        (8,143,060)
  Dividends and accretion to preferred stock              (6,556,681)

Adjusted Income (Loss)                                   (14,699,741)

Interest expense on retired debt        (10.25%)             745,185
Interest income on proceeds invested    (2.5%)               287,314
Tax effect of interest adjustments      (40%)               (183,148)

Net income (loss) for E.P.S. purposes                    (13,850,390)

Shares:
  Weighted average shares outstanding                      4,152,348
  Weighted average equivalent shares outstanding           5,090,369
  20% of period - end outstanding shares                  (1,060,871)

Total shares for E.P.S. purposes                           8,181,846

Net income (loss) per share                                   ($1.69)
                                                               =====
Maximum income (minimum loss) per share:
  Adjusted Income (Loss)                                 (14,699,741)
                                                 divide by
  Weighted average shares outstanding                      4,152,348

Net income (loss) per share                                   ($3.54)
                                                              ======